Exh. 3.1

OPERATING AGREEMENT
of
 Korth Direct Mortgage LLC

The Operating Agreement (the "Agreement") made and entered into the 2nd day of September, 2016 (the "Execution Date"), is hereby amended this  10th  day of January 2017.

AMONGST:

J. W. Korth & Company Limited Partnership 2937 SW 27th Avenue, Miami FL 33133, sole member.

 (individually the "Member" and collectively the "Members").

BACKGROUND:

A.	The Members wish to associate themselves as members of a limited liability company.

B.	The terms and conditions of this Agreement will govern the Members within the limited liability company.

C.
This Florida Limited Liability Company was originally named HCMK Consulting LLC and was renamed J W Korth & Company LLC and contributed 100% to J. W. Korth & Company Limited Partnership who renamed it Korth Direct Mortgage LLC.

D.	This is the first amendment of the operating agreement for the Company.

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which is acknowledged, the Members agree as follows:

Formation

1.            By this Agreement, the Members define the operating principals of Korth Direct Mortgage LLC (the "Company” or “KDM”) in accordance with the laws of the State of Florida. The rights and obligations of the Members will be as stated in the Florida Limited Liability Company Act (the "Act") except as otherwise provided in this agreement.

Purpose

2.            KDM has been organized to make mortgage loans to borrowers and then sell, through underwriters, investment notes corresponding to, payable from, and secured by, a specific mortgage loan. KDM will then service the mortgage loans and pass the payments through to investors in the Notes. KDM is intended to be a bankruptcy remote entity.

Permitted Activities

3.	The Permitted Activities of KDM are:

a.	To from time to time, originate, purchase, or participate in mortgage based loans.

b.
To issue notes, with no other recourse to note investors, except the collection and pass through to investors of payments of specifically identified corresponding mortgage loans or mortgage loan participations.

c.	To service mortgage loans and receive fees therefore.

d.	To collect mortgage loan payments and disburse payments to its note holders.

Support Agreement

4.          J. W. Korth & Company, under the terms of the Support Agreement appearing as Exhibit 1  , agrees to provide all legal fees, employee services, and office support to KDM at no charge until KDM shall have an enterprise value comprised of its liquid net worth plus the face value of its retained mortgage participations of at least $1,000.000. Thereafter, it is agreed J. W. Korth & Company shall be released from its obligations to support KDM, and may recover its disbursements to KDM with the retained earnings of KDM, whereby after any reimbursement payments to J. W. Korth & Company it shall retain a liquid net worth of $1,000,000.

Limitation on Distributions

5.            The Members’ hereby agree that KDM may not distribute any of its retained earnings to Members until and unless it maintains a tangible net worth including the face value of mortgage loans  retained of $1mm after paying back its development costs to J. W. Korth & Company.

Bank Accounts and Service Accounts

6.            KDM is authorized to open accounts with banks, trustees, registrars, transfer agents, and service bureaus online and any other type account reasonably required to help it complete the Permitted Activities above.

Term

7.	The Company will continue until terminated as provided in this Agreement.

Place of Business

8.            The Principal Office of the Company will be located at 2937 SW 27TH Avenue, Suite 307, Miami, FL 33133 or such other place as the Members may from time to time designate.

Capital Contributions

9.            The following is a list of all Members and their Initial Contributions to the Company. Each of the Members agrees to make their Initial Contributions to the Company in full, according to the following terms: All the contributions shown below are based on an estimate of the cash value of their contributions. No cash contribution is required of the members at the time of this agreement.

Member	Contribution Description	Value of Contribution
J. W. Korth & Company Limited Partnership	J. W. Korth & Company designed Korth Direct Mortgage, arranged for its development and paid the legal fees related to its original offerings. Further, J W Korth, pursuant to the Support clause provides all employee support and office costs to the Company.	$1,000,000.00

Allocation of Profits/Losses

10.          Subject to the other provisions of this Agreement, the Net Profits or Losses of the Company, for both accounting and tax purposes, will be allocated between the Members in the following manner:

Common Capital Members	Profit/Loss Percentage
Those Individuals and Entities Who Own General and Common Partnership Interests in J. W. Korth & Company LLC	100.00%

11.          Distributions to Members will be made in the same fixed proportions as the allocation of Net Profits or Losses described above.

12.          No Common Capital Member will have priority over any other Common Capital Member for the distribution of Net Profits or Losses.

Nature of Interest

13.          A Member's interest in the Company will be considered personal property, and will at no time be considered real property.

Withdrawal of Contribution

14.          No Common Capital Member will withdraw any portion of their Capital Contribution without the unanimous consent of a majority of the other Members. Preferred Capital interest may terminate based on the agreement made with the Company at the time of Contribution.

Liability for Contribution

15.          The contributions identified in Section 6 above are deemed to have been made as of the date of this agreement. In the future, a Member's obligation to make their required Capital Contribution can only be compromised or released with the consent of a majority of the Members or as described elsewhere in this Agreement. If a Member does not make the Capital Contribution when it is due, he is obligated, at the option of any remaining Members, to contribute cash equal to an alternative agreed-upon Capital Contribution. This option is in addition to, and not in lieu of, any others rights, including the right to specific performance that the Company may have against the Member.

Additional Contributions

16.          Capital Contributions may be amended from time to time, according to the business needs of the Company. However if additional capital is determined to be required and an individual Member is unwilling or unable to meet the additional contribution requirement within a reasonable period, the remaining Members may contribute in proportion to their existing Capital Contributions to resolve the amount in default. In such case, the allocation of Net Profits or Losses and the distribution of assets on dissociation or dissolution will be adjusted accordingly.

17.          Any advance of money to the Company by any Member in excess of the amounts provided for in this Agreement or subsequently agreed to, will be in a form and under an obligation to be determined by a majority of the members.

Capital Accounts

18.          An individual capital account will be maintained for each Member and their initial Capital Contribution will be credited to this account. Any Additional Contributions made by any Member will be credited to that Member's individual Capital Account.

Interest on Capital

19.          The terms of interest on capital accounts will be agreed to by a majority of the members at the time of contributions. The capital contributions described above bear no interest.

Management

20.          Management of the Company is vested in the following managers (individually the "Manager" and collectively the "Managers") until such time as they are removed by a majority the Members or withdraw from the position:

a.	James Korth, Chief Executive Officer

b.	Holly MacDonald-Korth, Chief Financial Officer

c.	Daniel Llorente, Chief Lending Officer

21.          A Manager will be reimbursed for reasonable expenses directly related to the operation of the Company.

22.          The Members will be consulted and the advice and opinions of the Members will be obtained as much as is practicable. However, the Managers will have management and control of the day-to-day business of the Company for the purposes stated in this Agreement. All matters outside the day-to-day business of the Company will be decided by the Members as outlined elsewhere in this Agreement.

23.          In addition to day-to-day management tasks and any other duties and responsibilities already identified in this Agreement, the Managers' duties will include keeping, or causing to be kept, full and accurate business records for the Company according to generally accepted accounting principles (GAAP), and overseeing the preparation of any reports considered reasonably necessary to keep the Members informed of the business performance of the Company.

24.          A Manager will not be liable to the Members for any action or failure to act resulting in loss or harm to the Company except in the case of gross negligence or willful misconduct.

25.          Each Manager will devote such time and attention to the business of the Company as required to carry out their duties and responsibilities for the conduct of the Company's business.

Authority to Bind Company

26.          Only the following individuals have authority to act for or bind the Company in contract:
James W. Korth or Holly MacDonald-Korth.

Duty to Devote Time

27.          Each Member will devote such time and attention to the business of the Company as the majority of the Members will from time to time reasonably determine based on their respective ownership percentages for the conduct of the Company business.

Member Meetings

28.          A meeting may be called by any Member providing that reasonable notice has been provided to the other Members.

29.          Member meetings will be held at any location that the Members by majority vote may from time to time designate.

30.          Regular Member meetings will be held only as required.

Voting

31.          Each Member will be entitled to cast votes on any matter based upon the proportion of that Member's Common Capital Percentage in the Company.

Admission of New Members

32.          New Members may be admitted into the Company if accepted by the vote of a majority of the Common Capital Interests.

Voluntary Withdrawal of a Member

33.          Where the Company consists of two or more Members, the voluntary withdrawal of a Member will have no effect upon the continuance of the Company.

34.          It remains incumbent on the withdrawing Member to exercise this dissociation in good faith and to minimize any present or future harm done to the remaining Members as a result of the withdrawal.

Involuntary Withdrawal of a Member

35.          Events leading to the involuntary withdrawal of a Member from the Company will include but not be limited to: death of a Member; Member mental incapacity; Member disability preventing reasonable participation in the Company; Member incompetence; breach of fiduciary duties by a Member; criminal conviction of a Member; Operation of Law against a Member or a legal judgment against a Member that can reasonably be expected to bring the business or societal reputation of the Company into disrepute. Expulsion of a Member can also occur on application by the Company or another Member, where it has been judicially determined that the Member: has engaged in wrongful conduct that adversely and materially affected the Company's business; has willfully or persistently committed a material breach of the Operating Agreement or of a duty owed to the Company or to the other Members; or has engaged in conduct relating to the Company's business that makes it not reasonably practicable to carry on the business with the Member.

36.          Where the Company consists of two or more Members, the involuntary withdrawal of a Member will have no effect upon the continuance of the Company.

Dissociation of a Member

37.          In the event of either a voluntary or involuntary withdrawal of a Member, if the remaining Members elect to purchase the interest of the withdrawing Member, the remaining Members will serve written notice of such election, including the purchase price and method and schedule of payment for the withdrawing Member's interest, upon the withdrawing Member, their executor, administrator, trustee, committee or analogous fiduciary within a reasonable period after acquiring knowledge of the change in circumstance to the affected Member. The purchase amount of any buyout of a Member's interest will be determined as set out in the Valuation of Interest section of this Agreement.

38.          The remaining Members retain the right to seek damages from a dissociated Member where the dissociation resulted from a malicious or criminal act by the dissociated Member or where the dissociated Member had breached their fiduciary duty to the Company or was in breach of this Agreement or had acted in a way that could reasonably be foreseen to bring harm or damage to the Company or to the reputation of the Company.

39.          A dissociated Member will only have liability for Company obligations that were incurred during their time as a Member. On dissociation of a Member, the Company will prepare, file, serve, and publish all notices required by law to protect the dissociated Member from liability for future Company obligations.

40.          Where the remaining Members have purchased the interest of a dissociated Member, the purchase amount will be paid in full, but without interest, within 90 days of the date of withdrawal. The Company will retain exclusive rights to use of the trade name and firm name and all related brand and model names of the Company.

Right of First Purchase

41.          In the event that a Member's Interest in the Company is or will be sold, due to any reason, the remaining Members will have a right of first purchase of that Member's Interest. The value of that interest in the Company will be the lower of the value set out in the Valuation of Interest section of this Agreement and any third party offer that the Member wishes to accept.

Assignment of Interest

42.          In the event that a Member’s interest in the company is transferred or assigned as the result of a court order or Operation of Law, the trustee in bankruptcy or other person acquiring that Member's interest in the Company will only acquire that Member's economic rights and interests and will not acquire any other rights of that Member or be admitted as a Member of the Company or have the right to exercise any management or voting interests.

Valuation of Interest

43.          In the event of a dissociation or the dissolution of the Company, each Member's financial interest in the Company will be in proportion to the following schedule:

Member	Dissolution Distribution Percent
J. W. Korth & Company Limited Partnership	100%

44.          In the absence of a written agreement setting a value, the value of the Company will be based on the fair market value appraisal of all Company assets (less liabilities) determined in accordance with generally accepted accounting principles (GAAP). This appraisal will be conducted by an independent accounting firm agreed to by all Members. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Members. The intent of this section is to ensure the survival of the Company despite the withdrawal of any individual Member.

45.          No allowance will be made for goodwill, trade name, patents, or other intangible assets, except where those assets have been reflected on the Company books immediately prior to valuation.

Dissolution

46.          The Company may be dissolved only after all notes issued are completely satisfied under their terms and then by a unanimous vote of the Members.

47.          Upon Dissolution of the Company and liquidation of Company property, and after payment of all selling costs and expenses, remaining assets will be distributed to the following groups according to the following order of priority:

a.          in satisfaction of liabilities to creditors except Company obligations to current Members;

b.          in satisfaction of Company debt obligations to current Members; and then

c.          to the Members based on Member financial interest, as set out in the Valuation of Interest section of this Agreement.

Records

48.          The Company will at all times maintain accurate records of the following:

a.          Information regarding the status of the business and the financial condition of the Company;

b.          A copy of the Company federal, state, and local income taxes for each year;

c.          Name and last known business, residential, or mailing address of each Member and Manager, as well as the date that person became a Member or Manager;

d.          A copy of this Agreement and any articles or certificate of formation, as well as all amendments, together with any executed copies of any written powers of attorney pursuant to which this Agreement, articles or certificate, and any amendments have been executed; and

e.          The cash, property, and services contributed to the Company by each Member, along with a description and value, and any contributions that have been agreed to be made in the future.

49.          Each Member has the right to demand, within a reasonable period of time, a copy of any of the above documents for any purpose reasonably related to their interest as a Member of the Company, at their expense.

50.          Each Manager has the right to examine the above documents for any purpose reasonably related to their position as Manager of the Company.

Books of Account

51.          Accurate and complete books of account of the transactions of the Company will be kept in accordance with generally accepted accounting principles (GAAP) and at all reasonable times will be available and open to inspection and examination by any Member. The books and records of the Company will reflect all the Company’s transactions and will be appropriate and adequate for the business conducted by the Company.

Banking and Company Funds

52.          The funds of the Company will be placed in such investments and banking accounts as will be designated by the Members. All withdrawals from these accounts will be made by the duly authorized agent or agents of the Company as appointed by majority consent of the Members. Company funds will be held in the name of the Company and will not be commingled with those of any other person or entity. Funds from the payments of mortgage loans or participation in mortgage loans will be held in a special trust account for payment of the notes issued by the Company and will not be comingled with other company funds except for the payment of service charges due the Company based on the terms of the notes.

Audit

53.          Any Member will have the right to request an audit of the Company books. The cost of the audit will be borne by the Company. The audit will be performed by an accounting firm acceptable to all the Members. Where the Company consists of two or more Members, not more than one (1) audit will be required by any or all of the Members for any fiscal year.

Tax Treatment

54.          This Company is intended to be treated as a partnership for the purposes of Federal and State Income Tax.

Tax Matters Partner

55.          The tax matters partner will be those individuals and entities who own general and common Partnership Interests in J. W. Korth & Company LP (the "Tax Matters Partner"). The Tax Matters Partner will prepare, or cause to be prepared, all tax returns and reports for the Company and make any related elections that the Members may deem advisable.

56.          A Tax Matters Partner can voluntarily withdraw from the position of Tax Matters Partner or can be appointed or replaced by a majority of the Voting Members. In the event of a withdrawal of the Tax Matters Partner from the Company, the remaining Members will appoint a successor as soon as practicable.

Annual Report

57.          As soon as practicable after the close of each fiscal year, the Company will furnish to each Member an annual report showing a full and complete account of the condition of the Company including all information as will be necessary for the preparation of each Member's income or other tax returns. This report will consist of at least:

a.          A copy of the Company's federal income tax returns for that fiscal year;

b.          A breakdown of the profit and loss attributable to each Member;

c.          Balance sheet;

d.          Income statement; and

e.          Cash flow statement.

Goodwill

58.          The goodwill of the Company will be assessed at an amount to be determined by appraisal using generally accepted accounting principles (GAAP).

Governing Law

59.          The Members submit to the jurisdiction of the courts of the State of Florida for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Forbidden Acts

60.          No Member may do any act in contravention of this Agreement.

61.          No Member may permit, intentionally or unintentionally, the assignment of express, implied or apparent authority to a third party that is not a Member of the Company.

62.          No Member may do any act that would make it impossible to carry on the ordinary business of the Company.

63.          No Member will have the right or authority to bind or obligate the Company to any extent with regard to any matter outside the intended purpose of the Company.

64.          No Member may confess a judgment against the Company.

65.          Any violation of the above forbidden acts will be deemed an Involuntary Withdrawal of the offending Member and may be treated accordingly by the remaining Members.

Indemnification

66.          All Members will be indemnified and held harmless by the Company from and against any and all claims of any nature, whatsoever, arising out of a Member's participation in Company affairs. A Member will not be entitled to indemnification under this section for liability arising out of gross negligence or willful misconduct of the Member or the breach by the Member of any provisions of this Agreement.

Liability

67.          A Member or any employee will not be liable to the Company or to any other Member for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of authority conferred or implied by this Agreement or the Company. The Member or employee will be liable only for any and all acts and omissions involving intentional wrongdoing.

Liability Insurance

68.          The Company may acquire insurance on behalf of any Member, employee, agent or other person engaged in the business interest of the Company against any liability asserted against them or incurred by them while acting in good faith on behalf of the Company.

Life Insurance

69.          The Company will have the right to acquire life insurance on the lives of any or all of the Members, whenever it is deemed necessary by the Company. Each Member will cooperate fully with the Company in obtaining any such policies of life insurance.

Amendment of Operating Agreement

70.          No amendment or modification of this Agreement will be valid or effective unless in writing and signed by a majority of all Members.

Title to Company Property

71.          Title to all Company property will remain in the name of the Company. No Member or group of Members will have any ownership interest in Company property in whole or in part.

Miscellaneous

72.          Time is of the essence in this Agreement.

73.          This Agreement may be executed in counterparts by sending an email to jwkorth@jwkorth.com with the following statement. “I hereby accept my membership in Korth Direct Mortgage LLC pursuant to the Operating Agreement dated September 2, 2016 attached to this email. Signed: (Name of Member).

74.          Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in a neutral gender include the masculine gender and the feminine gender and vice versa.

75.          If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

76.          This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations that may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements have no force or effect in respect to this Agreement. Only the written terms of this Agreement will bind the parties.

77.          This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Member's successors, assigns, executors, administrators, beneficiaries, and representatives.

78.          Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

79.          All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

Definitions

80.          For the purpose of this Agreement, the following terms are defined as follows:

a.          "Additional Contribution" means Capital Contributions, other than Initial Contributions, made by a Member to the Company.

b.          "Capital Contribution" means the total amount of cash, property, or services contributed to the Company by any one Member.

c.          "Initial Contribution" means Capital Contributions made by a Member to acquire an interest in the Company.

d.          "Member's Interests" means the Member's collective rights, including but not limited to, the Member's right to share in profits, Member's right to a share of Company assets on dissolution of the Company, Member's voting rights, and Member's rights to participate in the management of the Company.

e.          "Net Profits or Losses" means the net profits or losses of the Company as determined by generally accepted accounting principles (GAAP).

f.          "Operation of Law" means rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including, but not limited to, an assignment for the benefit of creditors, a divorce, or a bankruptcy.

g.          "Principal Office" means the office whether inside or outside the State of Florida where the executive or management of the Company maintain their primary office.

IN WITNESS WHEREOF the Majority Member has duly affixed it’s signature under hand and seal on this 7 day of December, 2016.

  J. W. Korth & Company Limited Partnership

  By__/s/ James W Korth_____________

James W. Korth

Its Managing Partner